Exhibit 99.1
Accenture Creates Health & Public Service Operating Group to Focus and Expand
Services to Healthcare, Government and Public-Service Clients
— New group, to be led by COO Stephen J. Rohleder, will combine Public Service operating group with key areas of Health & Life Sciences business —
NEW YORK; June 29, 2009 — As one of a series of strategic actions to position itself for future growth, Accenture (NYSE: ACN) will form a new operating group to focus and build on the company’s services to healthcare, government and public-service clients.
The new operating group, to be known as Health & Public Service, will bring together and focus all components of Accenture’s existing Public Service operating group with the areas of its Health & Life Sciences industry group related to serving healthcare payers and providers.
Stephen J. Rohleder, Accenture’s chief operating officer, will become group chief executive of the Health & Public Service operating group, which will be formally launched at the start of Accenture’s new fiscal year on Sept. 1.
The new operating group will form the basis for an expanded go-to-market strategy in public service and healthcare. The company’s offerings in this area will be expanded to include services related to improving the delivery of healthcare at all levels of operation, including electronic medical records, clinical transformation, care management, health administration business process outsourcing, and payer revenue-cycle management, among others.
“The tremendous opportunities from the focus on improving healthcare across the globe speak for themselves. In addition, we see a unique opportunity for Accenture at the intersection of our healthcare and Public Service businesses, and we intend to take advantage of this in a powerful way and establish a leading industry position,” said William D. Green, Accenture’s chairman & CEO. “To best serve our clients and bring high performance to new clients, we will capitalize on the synergies between these businesses and make targeted investments in each segment to build substantially on this base.
“As COO, Steve has done a tremendous job managing and improving our global operations. His knowledge of our company is unique. This, combined with his prior experience leading our Public Service operating group, makes Steve exceptionally qualified to lead this critical area of growth. Steve’s sweet spot has been building business and client service, which makes him ideally suited for this new role.”
The Health & Public Service operating group will include all components of Accenture’s existing Public Service operating group, including those related to serving government and public-sector entities in the defense, revenue, postal, human services, customs, border-management, public-safety and higher-education sectors. In addition, the new operating group will serve public-sector healthcare agencies, healthcare provider networks and healthcare payers.

“I’m excited about this opportunity to lead our work in this rapidly developing market,” Mr. Rohleder said. “The Health & Public Service operating group will build on the success we’ve achieved while helping us strengthen and expand our capabilities, seize new opportunities and build our business for the future.”
Accenture estimates the addressable global market for this new operating group to be more than US$100 billion. Based on fiscal 2008 net revenues, the new Health & Public Service operating group would represent more than US$3.0 billion in annual revenues.
Mr. Rohleder, 51, was named Accenture’s COO in September 2004. Prior to becoming COO he was group chief executive of Accenture’s global Government operating group, later renamed the Public Service operating group. Under his leadership, the Government operating group achieved annual revenue growth of approximately 30 percent, due in part to innovative deal structures and offerings. From 2000 to 2003 Mr. Rohleder was managing partner of Accenture’s Government operating group in the United States, and from 1997 to 2000, he served as managing partner of Accenture’s U.S. Federal operating unit. Mr. Rohleder joined Accenture in 1981 and became a partner in 1992.
About Accenture
Accenture is a global management consulting, technology services and outsourcing company. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. With approximately 177,000 people serving clients in more than 120 countries, the company generated net revenues of US$23.39 billion for the fiscal year ended Aug. 31, 2008. Its home page is www.accenture.com.
Forward-Looking Statements
Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: our results of operations could be adversely affected by economic and political conditions and the effects of these conditions on our clients’ businesses and levels of business activity; our results of operations could be negatively affected if we cannot expand and develop our services and solutions in response to changes in technology and client demand; the consulting, systems integration and technology and outsourcing markets are highly competitive and we might not be able to compete effectively; our work with government clients exposes us to additional risks in the government contracting environment; clients may not be satisfied with our services; liabilities could arise if our subcontractors or other third parties cannot deliver their project contributions on time or at all; our results of operations could be adversely affected if our clients terminate their contracts with us on short notice; our outsourcing services subject us to operational and financial risk; our results of operations may be adversely affected by the type and level of technology spending by our clients; our profitability may suffer if we are not able to maintain favorable pricing rates and utilization rates, if we cannot control our costs, or if we cannot anticipate the cost and complexity of performing our work; our business could be negatively affected by legal liability that results from our providing solutions or services; the anticipated benefits of the new Health & Public Service operating group may not be achieved; the share price of Accenture Ltd Class A common shares could be adversely affected by sales, or the anticipation of future sales, of Class A common shares held by our employees and former employees; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K, our quarterly report on Form 10-Q for the period ended May 31, 2009, and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this press release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.
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Contact:
Jim McAvoy
Accenture
+1 (703) 947-3449
james.e.mcavoy@accenture.com
Peter Soh
Accenture
+1 (703) 947-2571
peter.y.soh@accenture.com